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                  AMENDMENT NUMBER ONE TO EMPLOYMENT AGREEMENT

This Amendment Number One to Employment Agreement is entered into as of this day of August 15, 2002, by and between United Road Services, Inc., a Delaware corporation (the "Company") and Patrick Fodale (the "executive"), an individual resident of the State of New York.

                              W I T N E S S E T H:

        WHEREAS, the company and employee have entered into that certain Employment Agreement, dated as of March 15, 2001 (the "Original Agreement"), providing for Employee's employment with the Company; and

        WHEREAS, the Company and Employee now desire to amend the employment agreement, extending the employment period and the severance period in the event of Termination without Cause.

        NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows (capitalized terms not otherwise defined herein shall have the meaning given them in the Original Agreement):

        1. Section 1, Employment, sub paragraph b, Employment Period (beginning with the words "The period during which the Executive" and ending with the words "on the first anniversary of the Commencement Date (the "Expiration Date.") shall be deleted in its entirety, and the following shall be inserted in its place:

                b. Employment Period. The period during which the Executive shall serve as an employee of the Company (the "Employment Period") shall commence on April 2, 2001 (the "Commencement Date"), and unless earlier terminated pursuant to this Agreement or extended by mutual agreement of the parties hereto, shall expire eighteen
                        (18) months after the Commencement Date (the "Expiration Date").

                        If executive remains employed by the company as of May 30, 2002 then Executive shall be paid a retention bonus equivalent to 4 months Salary payable on the next biweekly payroll date.

        2. Section 2, Termination, sub paragraph b, Without Cause (beginning with the words "At any time during the Employment Period" and ending with the words "provisions of the Executive Confidentiality Agreement attached hereto as Exhibit B" shall be deleted in its entirety, and the following shall be inserted in its place:

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                b.      Without Cause. At anytime during the Employment Period,
                        the Company shall have the right to terminate Executive's employment with the Company without Cause effective upon delivery of written notice to Executive. The Company's failure to (i) renew this Agreement upon the Expiration Date or (ii) enter into a new agreement with Executive at or prior to the Expiration Date providing for the continued employment of the Executive by Company subsequent to the Expiration Date shall constitute a termination of the Executive without Cause. Upon any termination without Cause, Executive shall be entitled to continue to receive normal Salary payments for four (4) months immediately following the date of such termination; provided, however, that Executive's right to continue to receive Salary payments pursuant to this Section 2 (b) shall cease immediately upon a violation by Executive of any of the provisions of
                        Section 3 or 4 hereof or any of the provisions of the Executive Confidentiality Agreement attached hereto as Exhibit B.

        3. The remaining provisions of the Original Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the undersigned have caused this Amendment Number One to be executed as of the date first above written.

        United Road Services, Inc.

        By:  /s/ Gerald R. Riordan                      /s/ Patrick  J. Fodale
            ------------------------                  -------------------------
                 Gerald R. Riordan                         Patrick J. Fodale
                 Chief Executive Officer